Exhibit 99.5

Tesoro Logistics LP Closes the Acquisition of Chevron Pipe Line Company's Northwest Products System

SAN ANTONIO - June 19, 2013 - Tesoro Logistics LP (NYSE:TLLP) ("TLLP" or the "Partnership") today announced that the Partnership has closed the acquisition of the Northwest Products Pipeline and Terminal System ("Northwest Products System") for approximately $355 million from Chevron Pipe Line Company and Northwest Terminalling Company. The Partnership utilized net proceeds from the $392 million equity offering in January 2013 to fund the acquisition of the Northwest Products System.

The Northwest Products System consists of the Northwest Product Pipeline, a 760-mile Federal Energy Regulatory Commission (FERC)-regulated common carrier products pipeline which extends from Salt Lake City, Utah to Spokane, Washington, a five-mile jet fuel pipeline to the Salt Lake City International Airport and certain assets of the Northwest Terminalling Company, consisting of refined products terminals in Boise and Pocatello, Idaho and Pasco, Washington.

About Tesoro Logistics LP
Tesoro Logistics LP, headquartered in San Antonio, Texas, is a fee-based, growth-oriented Delaware limited partnership formed by Tesoro Corporation to own, operate, develop and acquire crude oil and refined products logistics assets.

Contact:
Investors:
Louie Rubiola, Senior Director, Investor Relations, (210) 626-4355

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702